Exhibit 5.1

                              Balch & Bingham LLP
                             Gulfport, Mississippi



                                  April 7, 2004



Mississippi Power Company
2992 West Beach Boulevard
Gulfport, Mississippi 39501

         Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as counsel to Mississippi Power Company (the "Company") in connection with the Registration Statement on Form S-3 (Registration Statement Nos. 333-108156, 333-108156-01 and 333-108156-02) filed with the
Securities and Exchange Commission (the "Commission") and declared effective by the Commission on September 3, 2003 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), relating to 1,200,000 Depositary Shares (the "Depositary Shares"), each representing one-fourth of a share of 5.25% Series Preferred Stock, Cumulative, Par Value $100 Per Share of the Company (the "Preferred Stock"). We have examined copies of the Articles of Incorporation and the Bylaws of the Company, the amendment pursuant to which the terms of the Preferred Stock are included and the Deposit Agreement among the Company, SunTrust Bank, as depositary (the "Depositary"), and the holders of the Depositary Receipts to be issued thereunder, pursuant to which the Depositary Shares are issued.

         We have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

         In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that the Deposit Agreement is the valid and legally binding obligation of the Depositary.

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Preferred Stock has been duly executed by the Company and is validly issued, fully paid and non-assessable.

         We are members of the State Bar of Mississippi and we do not express any opinion herein concerning any law other than the law of the State of Mississippi.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the statements with respect to our name under the heading "Legal Matters" in the prospectus forming part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder. This opinion may not be furnished or quoted to, or relied upon by, any other person for any purpose, without our prior written consent.

                                                     Very truly yours,

                                                     /s/Balch & Bingham LLP

                                                     BALCH & BINGHAM LLP